[WELLINGTON LETTERHEAD]

[*], 2025

STATE STREET BANK AND TRUST COMPANY

One Congress Street

Boston, MA 02114

Attention: David Whelan

Re: Addition of WVB All Markets Fund (the “New Client”) to the Custody Agreement

Dear David,

Pursuant to Section 29.13 of the Custody Agreement by and among State Street Bank and Trust Company (“State Street”) and each entity identified on Appendix A thereto (each, a “Client”), dated as of November 20, 2024 (as amended, modified, or supplemented from time to time, the “Agreement”), the undersigned New Client hereby request that State Street act as Custodian for the New Client under the terms of the Agreement, and that Appendix A to the Agreement is hereby amended and restated as set forth on Exhibit A attached hereto, effective as of [*], 2025 (the “Effective Date”). In connection with such request the undersigned New Client hereby confirms, as of the Effective Date, its representations and warranties set forth in Section 26.2 of the Agreement.

Please execute the acknowledgment below to evidence your agreement to add the requested entity to the Agreement and return a copy to the New Client.

[Remainder of Page Intentionally Left Blank]

Sincerely,

WVB All Markets Fund

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

State Street Bank and Trust Company

By:
Name:
Title:

EXHIBIT A

Appendix A

List of Client Entities

Client Name	Jurisdiction of Formation and Entity Type
Wellington Global Multi-Strategy Fund	Delaware statutory trust
WVB All Markets Fund	Delaware statutory trust